Filed Pursuant to Rule 424(b)(3)
Registration No. 333-142361

PROSPECTUS SUPPLEMENT NO. 2
(To prospectus dated April 25, 2007)

3,250,000 Shares

EXCO Resources, Inc.

Common Stock

This supplement to the prospectus dated April 25, 2007 (together with any supplements or amendments thereto) relates to the sale by Ares Corporate Opportunities Fund, L.P. of 3,250,000 shares of our common stock. We are not selling any shares of common stock under this prospectus supplement, the accompanying prospectus and Prospectus Supplement No. 1, and we will not receive any of the proceeds from the sale of shares by the selling shareholder. The accompanying prospectus and Prospectus Supplement No. 1 are referred to collectively herein as the prospectus. Prior to this offering, the selling shareholder beneficially owned approximately 7.2% of our issued and outstanding common stock, including shares issuable to the selling shareholder upon conversion of our Series C 7.0% Cumulative Convertible Perpetual Preferred Stock, or Convertible Preferred Stock, and our Series A-1 Hybrid Preferred Stock, or Hybrid Preferred Stock. The selling shareholder owns 373 shares of Convertible Preferred Stock and 1,542 shares of Hybrid Preferred Stock. Our shares of preferred stock are convertible at any time at the holder’s election into a number of shares of our common stock equal to the quotient of the then-current liquidation preference divided by the then-current conversion price. Initially, the liquidation preference is $10,000 per share and the conversion price is $19.00 per share, which equates to each share of preferred stock being initially convertible into approximately 526.315789 shares of our common stock, subject to adjustment for fractional shares. After completion of this offering, the selling shareholder will beneficially own approximately 4.1% of our issued and outstanding common stock including shares issuable to the selling shareholder upon conversion of its shares of Convertible Preferred Stock and Hybrid Preferred Stock.

Our common stock is listed on The New York Stock Exchange under the symbol ‘‘XCO’’. The last reported sales price of our common stock on The New York Stock Exchange on September 5, 2007 was $17.11 per share.

Investing in our common stock involves risks. See ‘‘Risk Factors’’ beginning on page 3 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter has agreed to purchase from the selling shareholder the number of shares of common stock offered under this prospectus supplement at a price of $16.30 per share which will result in $52,975,000 of proceeds to the selling shareholder, before expenses. The shares may be offered by the underwriter from time to time to purchasers directly or through agents, or through brokers in brokerage transactions on The New York Stock Exchange, or to dealers in negotiated transactions or in a combination of such methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The difference between the price at which the underwriter purchases shares from the selling shareholder and the price at which the underwriter resells such shares, may be deemed underwriting compensation.

Delivery of the shares of common stock will be made on or about September 11, 2007.

JPMorgan

The date of this prospectus supplement is September 6, 2007.

EXCO Resources, Inc. is a Texas corporation incorporated in October 1955. Our shares of common stock trade on The New York Stock Exchange under the symbol “XCO”. Our principal executive office is located at 12377 Merit Drive, Suite 1700, Dallas, Texas 75251. Our telephone number is (214) 368-2084. Our website address is www.excoresources.com. Except for any documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus that may be accessed from our website, the information available on or through our website is not part of this prospectus supplement or the accompanying prospectus.

Unless the context otherwise requires, references in this prospectus to “EXCO,” “we,” “us,” and “our” are to EXCO Resources, Inc., or EXCO Resources, its consolidated subsidiaries and EXCO Holdings Inc., or EXCO Holdings, our former parent company, which was acquired by and into which EXCO Holdings II, Inc., or Holdings II, merged in October 2005. On February 14, 2006, EXCO Holdings merged with and into EXCO Resources.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the common stock being offered by the selling shareholder. The second part, the accompanying prospectus dated April 25, 2007, as supplemented, gives more general information about our company and the common stock which may be sold by the selling shareholder. You should read the entire prospectus supplement, the accompanying prospectus, as well as the information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Neither we nor the selling shareholder has authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Under no circumstances should the delivery to you of this prospectus supplement and the accompanying prospectus or any sale made pursuant to this prospectus supplement create any implication that the information contained in this prospectus supplement and the accompanying prospectus is correct as of any time after the date of this prospectus supplement or the accompanying prospectus, respectively.

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The offering

Common stock offered by the selling shareholder	3,250,000 shares
Common stock outstanding after this offering	104,412,720 shares
Use of proceeds	We will not receive any proceeds from the sale of shares by the selling shareholder
New York Stock Exchange symbol	XCO
Risk factors

Investing in our common stock involves risks. For a discussion of certain risks associated with an investment in our common stock, please see the section entitled “Risk Factors” beginning on page 3 of the accompanying prospectus and the risk factors discussed in the documents incorporated by reference therein.

The number of shares outstanding after the offering is based on the number of common shares outstanding as of August 31, 2007 and excludes (i) 19,591,369 shares reserved for future issuance under the EXCO Resources, Inc. 2005 Long-Term Incentive Plan, of which options to purchase 9,243,069 shares at a weighted average exercise price of $11.32 are outstanding and (ii) shares issuable upon conversion of our 7.0% Cumulative Convertible Perpetual Preferred Stock and Hybrid Preferred Stock.

All of the shares of common stock in this offering are being sold by the selling shareholder. Prior to this offering, the selling shareholder owned approximately 7.2% of our issued and outstanding common stock, including shares issuable to the selling shareholder upon conversion of its Convertible Preferred Stock and Hybrid Preferred Stock. After completion of this offering, the selling shareholder will beneficially own approximately 4.1% of our issued and outstanding common stock including shares issuable to the selling shareholder upon conversion of its Convertible Preferred Stock and Hybrid Preferred Stock.

Use of proceeds

We will not receive any proceeds from the sale of shares of our common stock by the selling shareholder.

Selling Shareholders

The selling shareholder named below is offering 3,250,000 shares of our common stock.

Set forth below is information regarding the number of shares of common stock beneficially owned and offered by the selling shareholder in this offering. This information was provided solely by the selling shareholder and updates and supersedes the information with respect to Ares Corporate Opportunities Fund, L.P. set forth in the accompanying prospectus. The other selling shareholders named in the accompanying prospectus are not selling their shares in this offering or pursuant to this prospectus supplement. Information regarding such other selling shareholders is provided on page 8 of the accompanying prospectus as of the date stated therein.

Selling Shareholder	Number of shares beneficially owned prior to this offering		Percentage of shares beneficially owned prior to this offering	Number of shares offered in this offering	Number of shares beneficially owned after this offering		Percentage of outstanding shares of common stock beneficially owned after this offering
Ares Corporate Opportunities Fund, L.P.(1)	7,553,726	(2)	7.2%	3,250,000	4,303,726	(2)	4.1	%(2)

(1)    Ares Corporate Opportunities Fund, L.P. (“ACOF”), the selling shareholder in this offering, is indirectly controlled by Ares Management LLC (“Ares Management”), a private investment management firm. The general partner of ACOF is ACOF Management, L.P. (“ACOF Management”) and the general partner of ACOF Management, and day-to-day manager of ACOF, is ACOF Operating Manager, L.P. (“ACOF Operating Manager”). ACOF Operating Manager is, in turn, indirectly owned by Ares Management LLC, which is indirectly controlled by Ares Partners Management Company LLC. Each of the foregoing entities and the partners, members and managers thereof, other than ACOF, disclaims beneficial ownership of the shares of common stock owned by ACOF, except to the extent of any pecuniary interest therein. The address of each of the foregoing entities is 1999 Avenue of the Stars, Suite 1900, Los Angeles, CA 90067.

(2)    Includes common stock issuable upon conversion of 373 shares of Convertible Preferred Stock and 1,542 shares of Hybrid Preferred Stock held by ACOF. This amount also includes 12,500 shares of our common stock, which represents the vested portion of stock options to acquire 50,000 shares of our common stock which were issued to one of our directors, Jeffrey S. Serota, as an initial grant pursuant to the Amended and Restated 2007 Director Plan of EXCO Resources, Inc. upon becoming one of our directors in March 2007. Mr. Serota is a Senior Partner in the Private Equity Group of Ares Management, which indirectly controls ACOF, the selling shareholder in this offering. These stock options are held by Mr. Serota for the benefit of Ares Management and certain funds managed by or affiliated with Ares Management (including ACOF) and Mr. Serota has assigned all economic, pecuniary and voting rights in respect of these stock options to the Ares Entities. Mr. Serota disclaims beneficial ownership of these stock options and the securities held by ACOF, except to the extent of any pecuniary interest therein.

Price range of common stock

Our common stock is listed on The New York Stock Exchange under the symbol ‘‘XCO’’. As of August 31, 2007, 104,412,720 shares of our common stock were issued and held of record by 139 holders. On September 5, 2007, the last reported sales price of our common stock on The New York Stock Exchange was $17.11. The following table presents, for the periods indicated, the range of high and low quarterly closing sales prices of our common stock since our initial public offering of common stock at $13.00 per share completed on February 14, 2006, as reported on the New York Stock Exchange.

	Price Range
	High	Low
Year Ended December 31, 2006
First Quarter (beginning on February 9, 2006)	$13.70	$11.81
Second Quarter	$13.03	$9.55
Third Quarter	$15.00	$10.05
Fourth Quarter	$18.20	$12.15
Year Ended December 31, 2007
First Quarter	$18.35	$15.07
Second Quarter	$19.70	$15.89
Third Quarter (through September 5, 2007)	$18.27	$14.69

Dividend policy

We have not paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. In addition, our credit agreements currently prohibit us from paying dividends on our common stock and the indenture governing our senior notes and the Statements of Designation of our 7.0% Cumulative Convertible Perpetual Preferred Stock and our Hybrid Preferred Stock contain restrictions on our payment of dividends. Even if we are permitted to pay cash dividends in the future, we can make those payments only from our surplus (the excess of the fair value of our total assets over the sum of our liabilities plus our total paid-in share capital). In addition, we can pay cash dividends only if after paying those dividends we would be able to pay our liabilities as they become due.

Certain United States federal income and estate tax consequences to non-U.S. holders

The following is a summary of the material United States federal income and estate tax consequences of the purchase, ownership and disposition of shares of our common stock as of the date hereof. Except where noted, this summary deals only with shares of common stock that are held as capital assets by a non-U.S. holder.

A “non-U.S. holder” means a person, other than a partnership, that is not for United States federal income tax purposes any of the following:

•       an individual citizen or resident of the United States;

•       a corporation or any other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•       an estate the income of which is subject to United States federal income taxation regardless of its source; or

•       a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company,” or an investor in a pass-through entity. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds shares of our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our common stock, you should consult your own tax advisors.

If you are considering the purchase of shares of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of shares of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Dividends paid to a non-U.S. holder of shares of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment of the non-U.S. holder) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of shares of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete Internal Revenue Service Form W-8BEN or other applicable form and certify under penalties of perjury that such holder is not a United States person as defined under the Code or (b) if shares of our common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of shares of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on disposition of shares of common stock

Any gain realized on the disposition of shares of our common stock generally will not be subject to United States federal income tax unless:

•       the gain is effectively connected with a trade or business of the non-U.S. holder in the United States and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder;

•       the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•       we are or have during certain periods been a “United States real property holding corporation” for United States federal income tax purposes (as discussed below).

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% or at such lower rate as may be specified by an applicable income tax treaty on its effectively connected earnings and profits.

We believe that we currently are a United States real property holding corporation, or USRPHC, for United States federal income tax purposes. Accordingly, a non-U.S. holder of shares of our common stock may be required to recognize gain or loss on the disposition of shares of our common stock to the extent that the amount of cash and/or the fair market value of any property received exceeds, or is less than, the non-U.S. holder’s tax basis in its shares of our common stock. This gain or loss will treated as effectively connected with a trade or business conducted by the non-U.S. holder in the United States, regardless of whether the non-U.S. holder is actually engaged in such trade or business. Consequently, such non-U.S. holder will be subject to tax on the net gain or loss derived from the sale under regular graduated United States federal income tax rates, unless an applicable income tax treaty provides otherwise. Moreover, 10% of the amount realized by the non-U.S. holder upon the disposition of shares of our common stock generally must be withheld and paid over to the U.S. tax authorities unless the non-U.S. holder timely obtains from the Internal Revenue Service and submits to the transferee a withholding certificate providing for a reduced rate of withholding. Notwithstanding the foregoing, so long as our common stock is regularly traded on an established securities market (such as the New York Stock Exchange), a non-U.S. holder will not be subject to these special rules but may be subject to taxation on the disposition of shares of our common stock pursuant to the rules discussed earlier if the non-U.S. holder has not held more than 5% of our common stock at any time during the shorter of (i) the period during which the non-U.S. holder has held shares of our common stock or (ii) the 5-year period ending on the date of the disposition.

Amounts that are withheld upon the disposition of shares of our common stock may be credited against the United States federal income tax liability of the non-U.S. holder. If the amount withheld exceeds the reported United States federal income tax liability of the non-U.S holder, the excess may be refunded.

Federal estate tax

Shares of common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code, or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of shares of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code, or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, PROSPECTIVE INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS PROSPECTUS SUPPLEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE INTERNAL REVENUE CODE, (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE MATTERS ADDRESSED HEREIN AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Underwriting

Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, J.P. Morgan Securities Inc., as sole underwriter, has agreed to purchase from the selling shareholder the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
J.P. Morgan Securities Inc.	3,250,000
Total	3,250,000

The underwriting agreement provides that the obligations of the underwriter to purchase and accept delivery of the shares of common stock offered by this prospectus supplement and accompanying prospectus are subject to approval by their counsel of legal matters and to other conditions set forth in the Underwriting Agreement. The underwriter is obligated to purchase and accept delivery of all of the shares of common stock offered hereby, if any are purchased.

The underwriter proposes to initially offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the public offering of the shares, the underwriter may change the public offering price and the other selling terms.

The underwriter will purchase the shares of common stock from the selling shareholder at a price of $16.30 per share, resulting in aggregate proceeds to the selling shareholder of $52,975,000, before expenses.

The shares may be offered by the underwriter from time to time to purchasers directly or through agents, or through brokers in brokerage transactions on The New York Stock Exchange, or to dealers in negotiated transactions or in a combination of such methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The difference between the price at which the underwriter purchases shares from the selling shareholder and the price at which the underwriter resells such shares, may be deemed underwriting compensation.

We have agreed to pay certain expenses relating to the registration of the shares of the selling shareholder covered by this prospectus supplement. We estimate that the total expenses incurred by us in connection with this offering and the related shelf registration statement will be approximately $225,000. We will not pay any underwriting discounts and commissions to the underwriter in connection with this offering.

This prospectus supplement and the accompanying prospectus may be made available in electronic format on the websites maintained by the underwriter or by its affiliates. Prospective investors may view offering terms online and may be allowed to place orders online. The underwriter may allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on any such website and any information contained on any other website maintained by the underwriter or by its affiliates is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

The underwriter has engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions and may receive customary fees and commissions in the future for similar or other services. J.P. Morgan Securities Inc. acted as joint book running manager of our initial public offering. An affiliate of J.P. Morgan Securities Inc. was the lead lender under an interim bank loan used in the Equity Buyout of our former parent company. An affiliate of J.P. Morgan Securities Inc. is a lender under our EPOP Revolving Credit Facility. An affiliate of J.P. Morgan Securities Inc. acts as administrative agent and J.P. Morgan Securities Inc. acted as sole bookrunner and lead arranger of our EXCO Resources credit agreement and the EPOP Revolving Credit Facility. This list of provided services is not exhaustive.

From time to time, J.P. Morgan Securities Inc. or one of its affiliates has provided and may provide underwriting, placement, administrative agent or financial advisory services for other funds (or the portfolio companies of such funds) affiliated with Ares Corporate Opportunities Fund, L.P., for which J.P. Morgan Securities Inc. or such affiliate have and will receive customary fees.

We and the selling shareholder have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

Our common stock is listed on The New York Stock Exchange under the symbol “XCO.”

In connection with the offering, the underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales and stabilizing transactions. Short sales involve sales of common stock in excess of the number of shares to be purchased by the underwriter in the offering, which creates a short position. The underwriter must close out any short position by purchasing shares of common stock in the open market. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriter may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriter commences any of these transactions, it may discontinue them at any time.

Legal matters

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon for EXCO Resources, Inc. by Haynes and Boone, LLP, Dallas, Texas and William L. Boeing, our Vice President, General Counsel and Secretary. On April 5, 2006, we awarded a ten-year stock option for the purchase of 500,000 shares at $12.36 per share to Mr. Boeing. This option vests in four equal annual installments beginning on April 5, 2006. On December 1, 2006, we granted to Mr. Boeing a ten-year stock option for the purchase of 26,200 shares at $14.62 per share. This option vests in four equal annual installments beginning on December 1, 2006. Mr. Boeing also owns 1,700 shares of our common stock that he purchased in the open market.

Certain legal matters related to the offering will be passed upon for the underwriter by Simpson Thacher & Bartlett LLP, New York, New York.

Experts

The consolidated balance sheets of ONEOK Energy Resources Company and subsidiaries as of December 31, 2004 and 2003, the related consolidated statement of income, shareholder’s equity and comprehensive income and cash flows for each of the years then ended and for the period from January 1, 2005 through September 26, 2005 and the consolidated financial statements of TXOK Acquisition, Inc. and subsidiaries as of December 31, 2005 and for the period from September 16, 2005 (date of inception) through December 31, 2005, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountant, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003 consolidated financial statements of ONEOK Energy Resources Company refers to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.

The statements of revenues and direct operating expenses of the Winchester Energy Company Properties (Winchester Properties) for the years ended December 31, 2004 and 2005, and the nine months ended September 30, 2006, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountant, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The combined statements of revenues and direct operating expenses of the Anadarko Mid-Continent Operations for the years ended December 31, 2006, 2005 and 2004 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountant, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The statements of revenues and direct operating expenses of the Anadarko Vernon Operations for the years ended December 31, 2006, 2005 and 2004 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountant, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Prospectus

49,681,417 shares

EXCO Resources, Inc.

Common Stock

The selling shareholders named in this prospectus may use this prospectus to offer and resell from time to time up to 49,681,417 shares of our common stock. We will not receive any of the proceeds from the sale of our common stock by the selling shareholders.

The selling shareholders named in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may offer or resell the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

The selling shareholders may resell the common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The selling shareholders will bear all commissions and discounts, if any, attributable to the sale of shares. We will bear all costs, expenses, and fees in connection with the registration of the shares. For additional information on the methods of sale that may be used by the selling shareholders, see “Plan of Distribution” on page 22.

Our common stock is traded on the New York Stock Exchange under the symbol “XCO”. On April 24, 2007, the last reported sales price for our common stock was $17.53 per share.

This investment involves risk. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 25, 2007.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement or amendment. We have not, and the selling shareholders have not, authorized any person to provide you with different information. This prospectus is not an offer to sell, nor is it an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

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About this prospectus

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling shareholders referred to in this prospectus may offer and resell from time to time up to 49,681,417 outstanding shares of our common stock.

This prospectus does not cover the issuance of any shares of common stock by us to the selling shareholders, and we will not receive any of the proceeds from any sale of shares by the selling shareholders. Except for underwriting discounts and selling commissions, which may be paid by the selling shareholders, we have agreed to pay the expenses incurred in connection with the registration of the shares of common stock covered by this prospectus.

Information about the selling shareholders may change over time. Any changed information given to us by the selling shareholders will be set forth in a prospectus supplement if and when necessary. Further, in some cases, the selling shareholders will also be required to provide a prospectus supplement containing specific information about the terms on which they are offering and selling our common stock. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement.

Unless the context otherwise requires, references in this prospectus to “EXCO,” “we,” “us,” and “our” are to EXCO Resources, Inc., or EXCO Resources, its consolidated subsidiaries and EXCO Holdings Inc., or EXCO Holdings, our former parent company, which was acquired by and into which EXCO Holdings II, Inc., or Holdings II, merged in October 2005. On February 14, 2006, EXCO Holdings merged with and into EXCO Resources.

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Summary

This summary highlights selected features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, especially the risks of investing in our common stock discussed under “Risk Factors” in this prospectus and any accompanying prospectus supplement and the risk factors discussed in the documents incorporated by reference herein.

EXCO Resources, Inc.

We are an independent oil and natural gas company engaged in the acquisition, development and exploitation of onshore North American oil and natural gas properties. We expect to continue to grow by leveraging our management team’s experience, exploiting our multi-year inventory of development drilling locations and exploitation projects, and selectively pursuing acquisitions and divestitures that meet our strategic and financial objectives.

Our operations are focused in key North American oil and natural gas areas including East Texas/North Louisiana, Appalachia, Mid-Continent, and Permian. Our assets are characterized by long reserve lives, a multi-year inventory of development drilling and exploitation projects, high drilling success rates, and a high natural gas concentration.

EXCO Resources, Inc. is a Texas corporation incorporated in October 1955. Our shares of common stock trade on the New York Stock Exchange under the symbol “XCO”. Our principal executive office is located at 12377 Merit Drive, Suite 1700, Dallas, Texas 75251. Our telephone number is (214) 368-2084. Our website address is www.excoresources.com. Except for any documents that are incorporated by reference into this prospectus that may be accessed from our website, the information available on or through our website is not part of this prospectus.

The offering

Common stock offered by the selling shareholders	49,681,417 shares
Selling shareholders	All of the common stock is being offered by the selling shareholders named herein. See “Selling Shareholders” for more information on the selling shareholders.
Use of proceeds	We will not receive any proceeds from the sale of the shares in this offering.
Plan of distribution

The selling shareholders named in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer or resell the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholders may resell the common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions, or commissions. For additional information on the methods of sale that may be used by the selling shareholders, see “Plan of Distribution” on page 22.

New York Stock Exchange symbol	XCO
Risk factors

Investing in our common stock involves risks. For a discussion of certain risks associated with an investment in our common stock, please see the section entitled “Risk Factors” beginning on page 3 of this prospectus and the risk factors discussed in the documents incorporated by reference herein.

Risk factors

Investing in our common stock involves risks. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents incorporated herein by reference before you decide to purchase our common stock. In particular, you should carefully consider and evaluate the many significant risks and uncertainties described in the documents incorporated by reference herein. Any of the risks and uncertainties set forth therein could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our common stock being offered by this prospectus. As a result, you could lose all or part of your investment.

Sales of our common stock by the selling shareholders may cause our stock price to decline.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional common or preferred stock.

As of April 3, 2007, we had 104,241,415 shares of common stock outstanding. Upon effectiveness of the registration statement, of which this prospectus forms a part, the 49,681,417 shares registered for resale under this prospectus will become freely tradable. These shares include 16,796,244 shares that were freely tradable, unless held by our affiliates, pursuant to a registration statement on Form S-1 (No. 333-139568). Any such shares that are unsold have been deregistered from such registration statement on Form S-1 and are being registered hereby.

Where you can find more information

We have filed with the SEC a registration statement on Form S-3 to register the stock to be sold in connection with this prospectus. As permitted by the rules and regulations of the SEC, this prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and the securities offered under this prospectus, reference is made to the registration statement and the attached exhibits and schedules. Although required material information has been presented in this prospectus, statements contained in this prospectus as to the contents or provisions of any contract or other document referred to in this prospectus may be summary in nature and in each instance reference is made to the copy of this contract or other document filed as an exhibit to the registration statement and each statement is qualified in all respects by this reference, including the exhibits and schedules filed therewith. You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. The selling shareholders should not make an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement. Our business, financial condition, results of operations and prospectus may have changed since that date.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with the requirements of the Exchange Act,

we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including this registration statement, are available over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the Public Reference Room of the SEC at 100 F. Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the SEC at that address. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities.

Incorporation of certain information by reference

For purposes of this prospectus, the SEC allows us to “incorporate by reference” certain information we have filed with them, which means that we can disclose important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, excluding any disclosures therein that are furnished and not filed:

•       our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A filed April 17, 2007;

•       our Amendment No. 3 to our Current Report on Form 8-K/A filed December 20, 2006;

•       our Current Report on Form 8-K dated December 20, 2006 and filed on December 21, 2006;

•       our Current Report on Form 8-K dated July 22, 2006 and filed July 25, 2006 (except for information furnished in connection with such Current Report pursuant to Item 7.01, which shall not be incorporated by reference into this prospectus), as amended by Amendment No. 1 to our Current Report on Form 8-K/A filed October 2, 2006, Amendment No. 2 to our Current Report on Form 8-K/A filed October 4, 2006, Amendment No. 3 to our Current Report on Form 8-K/A filed October 19, 2006, Amendment No. 4 to our Current Report on Form 8-K/A filed December 18, 2006 and Amendment No. 5 to our Current Report on Form 8-K/A filed January 24, 2007;

•       our Current Report on Form 8-K dated January 11, 2007 and filed on January 16, 2007;

•       our Current Report on Form 8-K dated January 15, 2007 and filed on January 16, 2007;

•       our Current Report on Form 8-K dated February 1, 2007 and filed on February 6, 2007 (except for information furnished in connection with such Current Report pursuant to Item 7.01, which shall not be incorporated by reference into this prospectus);

•       our Current Report on Form 8-K dated February 14, 2007 and filed on February 15, 2007;

•       our Current Report on Form 8-K dated March 8, 2007 and filed on March 13, 2007;

•       our Current Report on Form 8-K dated March 13, 2007 and filed on March 13, 2007 (except for information furnished in connection with such Current Report pursuant to Item 7.01, which shall not be incorporated by reference into this prospectus);

•       our Current Report on Form 8-K dated March 28, 2007 and filed on April 2, 2007 (except for information furnished in connection with such Current Report pursuant to Item 7.01, which shall not be incorporated by reference into this prospectus), as amended by Amendment No. 1 to our Current Report on Form 8-K/A dated March 28, 2007 and filed on April 2, 2007;

•       our Current Report on Form 8-K dated April 24, 2007 and filed on April 24, 2007; and

•       our Registration Statement on Form 8-A12B filed on February 6, 2006.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

Information contained in this prospectus modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

You may obtain copies of any of these filings by contacting us at the address or phone number indicated below or by contacting the SEC as described above in “Where You Can Find More Information.” Documents incorporated by reference are available from us without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, by telephone or via the internet at:

EXCO Resources, Inc.
12377 Merit Drive, Suite 1700, LB 82
Dallas, Texas 75251
(214) 368-2084
Attn: General Counsel
Internet Website: www.excoresources.com

The information contained on our website does not constitute a part of this prospectus, and our website address supplied above is intended to be an inactive textual reference only and not an active hyperlink to our website.

Information regarding forward-looking statements

This prospectus and the documents incorporated herein by reference that are not historical facts contain “forward-looking statements” as defined in Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. These forward-looking statements relate to, among other things, the following:

•       our future financial and operating performance and results;

•       our business strategy;

•       market prices;

•       our future use of derivative financial instrument activities; and

•       our plans and forecasts.

We have based these forward-looking statements on our current assumptions, expectations and projections about future events.

We use the words “may,” “expect,” “anticipate,” “estimate,” “believe,” “continue,” “intend,” “plan,” “budget” and other similar words to identify forward-looking statements. You should read statements that contain these words carefully because they discuss future expectations, contain projections of results of operations or of our financial condition and/or state other “forward-looking” information. We do not undertake any obligation to update or revise publicly any forward-looking statements, except as required by law. These statements also involve risks and uncertainties that could cause our actual results or financial condition to materially differ from our expectations in this prospectus and the documents incorporated herein by reference, including, but not limited to:

•       fluctuations in prices of oil and natural gas;

•       future capital requirements and availability of financing;

•       estimates of reserves and economic assumptions used in connection with our acquisitions;

•       geological concentration of our reserves;

•       risks associated with drilling and operating wells;

•       risks associated with the operation of natural gas pipelines and gathering systems;

•       discovery, acquisition, development and replacement of oil and natural gas reserves;

•       cash flow and liquidity;

•       timing and amount of future production of oil and natural gas;

•       availability of drilling and production equipment;

•       marketing of oil and natural gas;

•       developments in oil-producing and natural gas-producing countries;

•       competition;

•       title to our properties;

•       litigation;

•       general economic conditions, including costs associated with drilling and operations of our properties;

•       governmental regulations;

•       receipt of amounts owed to us by purchasers of our production and counterparties to our derivative financial instrument contracts;

•       hedging decisions, including whether or not to enter into derivative financial instruments;

•       events similar to those of September 11, 2001;

•       actions of third party co-owners of interests in properties in which we also own an interest;

•       fluctuations in interest rates; and

•       our ability to effectively integrate companies and properties that we acquire.

We believe that it is important to communicate our expectations of future performance to our investors. However, events may occur in the future that we are unable to accurately predict, or over which we have no control. You are cautioned not to place undue reliance on a forward-looking statement. When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and in the documents incorporated herein by reference. The risk factors and other factors noted in this prospectus and in the documents incorporated herein by reference provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those contained in any forward-looking statement. Please see “Risk Factors” for a discussion of certain risks of our business and an investment in our common stock.

Our revenues, operating results, financial condition and ability to borrow funds or obtain additional capital depend substantially on prevailing prices for oil and natural gas. Declines in oil or natural gas prices may materially adversely affect our financial condition, liquidity, ability to obtain financing and operating results. Lower oil or natural gas prices may also reduce the amount of oil or natural gas that we can produce economically. A decline in oil and/or natural gas prices could have a material adverse effect on the estimated value and estimated quantities of our oil and natural gas reserves, our ability to fund our operations and our financial condition, cash flow, results of operations and access to capital. Historically, oil and natural gas prices and markets have been volatile, with prices fluctuating widely, and they are likely to continue to be volatile.

Use of proceeds

We will not receive any proceeds from the sale of shares of our common stock by the selling shareholders.

Selling shareholders

The registration statement, of which this prospectus forms a part, relates to the registration for the account of selling shareholders of an aggregate of 49,681,417 shares of our common stock. The following table sets forth the names of the selling shareholders, the number of shares of common stock beneficially owned by them as of April 3, 2007, the number of shares of common stock being offered by them, the number of shares of common stock each selling shareholder will beneficially own if the shareholder sells all of the shares being registered and the selling shareholder’s percentage of ownership of our common stock if all the shares in the offering are sold.

The shares being offered hereby are being registered to permit public secondary trading. The selling shareholders, including their donees, pledgees, transferees or other successors-in-interest may offer all or part of the shares for resale from time to time. However, the selling shareholders are under no obligation to resell all or any portion of such shares, nor are the selling shareholders obligated to resell any shares immediately, under this prospectus.

All information with respect to share ownership has been furnished by or on behalf of the selling shareholders and is as of the date of this prospectus. We believe, based on information supplied by the selling shareholders, that except as may otherwise be indicated in the notes to the table below, each of them has sole voting and investment power with respect to the shares of common stock owned by them. Because the selling shareholders may resell all or part of their shares, no estimates can be given as to the number of shares of common stock that will be held by the selling shareholders upon termination of any offering made hereby. For purposes of the table below, however, we have assumed that after termination of this offering none of the shares covered by this prospectus will be held by the selling shareholders.

To our knowledge, none of the selling shareholders has had any position with, held any office of, or had any other material relationship with us during the past three years, except as described (i) in the footnotes to the table below, (ii) in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended, which information is incorporated herein by reference, and (iii) in the other documents incorporated by reference herein.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission, or the SEC, under the Exchange Act. The percentages of shares beneficially owned are based on 104,241,415 shares of our common stock outstanding as of April 3, 2007, and the shares of common stock beneficially owned by the respective selling shareholder, as set forth in the following table and more fully described in the applicable footnotes.

In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 3, 2007 and shares of common stock issuable upon conversion of our 7.0% Cumulative Convertible Perpetual Preferred Stock, or our Convertible Preferred Stock, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. The Convertible Preferred Stock is convertible at any time at the holder’s election into a number of shares of our common stock equal to the quotient of the then-current liquidation preference divided by the then-current conversion price. Initially, the liquidation preference is $10,000 per share and the conversion price is $19.00 per share, which equates to each share of Convertible Preferred Stock being initially convertible into approximately 526.3 shares of our common stock, subject to adjustment for fractional shares. The Convertible Preferred Stock also votes with our common stock on all matters, other than the election of directors, on an as converted basis.

In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have not included shares of our Hybrid Preferred Stock. Initially, the Hybrid Preferred Stock is non-voting, other than as required by law, and is not convertible into our common stock. If shareholder approval is obtained in accordance with the rules and regulations of the New York Stock Exchange, or NYSE, then the terms of the Hybrid Preferred Stock will transform into the same designations, preferences, limitations and relative voting rights as the Convertible Preferred Stock, including the voting rights and the right to convert into our common stock. We have covenanted to seek shareholder approval as required by the NYSE.

In the aggregate, the holders of the Convertible Preferred Stock hold 16.5% of our voting power. If shareholder approval is obtained with respect to the Hybrid Preferred Stock, the holders of the Convertible Preferred Stock and the Hybrid Preferred Stock together would hold approximately 50.2% of our voting power.

	Shares beneficially owned prior to offering
		Options		Shares beneficially
		Exercisable	Number of	owned after
Name and address of selling		within	shares being	the offering
shareholder	Number(1)	60 days	offered	Number(1)	Percent
Douglas H. Miller(2)(4)	4,866,557	867,500	3,990,057	876,500	*
Douglas H. Miller, Trustee, Samantha Hayes Hokanson 2005 Grantor Retained Annuity Trust(4)	74,655	—	74,655	—	—
Douglas H. Miller, Trustee, Thomas Lee Miller 2005 Grantor Retained Annuity Trust(4)	87,830	—	87,830	—	—

Douglas H. Miller, Trustee, Anthony Dickson Miller 2005 Grantor Retained Annuity Trust(4)	71,922	—	71,922	—	—
Douglas H. Miller, Trustee, Elizabeth Brett Miller 2005 Grantor Retained Annuity Trust(4)	97,588	—	97,588	—	—
Douglas H. Miller, Trustee, Douglas Austin Miller 2005 Grantor Retained Annuity Trust(4)	97,588	—	97,588	—	—
Douglas H. Miller, Trustee, Lana J. Miller Marital Trust(4)	133,333	—	133,333	—	—
T.W. Eubank(5)	382,135	26,000	356,135	26,000	*
Terry Eubank and Mary Grace Eubank Charitable Remainder Trust(5)	50,000	—	50,000	—	—
Lane Eubank(6)	1,000	—	1,000	—	—
Charles McCaskill Jr.(7)	1,000	—	1,000	—	—
Renee Morales, Custodian for Abbey R. Morales(8)	1,000	—	1,000	—	—
Renee Morales, Custodian for Martha Morales(8)	1,000	—	1,000	—	—
Renee Morales(8)	1,000	—	1,000	—	—
Ashley Scheer, Custodian for Campbell Scheer(9)	1,000	—	1,000	—	—
Ashley Scheer(9)	1,000	—	1,000	—	—
J. Douglas Ramsey(2)(10)(11)	159,816	90,850	57,213	102,603	*
Mystere Limited Partnership(12)	614,309	—	614,309	—	—
Charles R. Evans(13)	171,052	37,725	133,327	37,725	*
Stephen F. Smith(2)(14)	751,974	201,650	547,521	204,453	*

Stephen Franklin Smith, Trustee, Terry Blake Smith 2005 Grantor Retained Annuity Trust dated October 28, 2005(14)	19,571		—	19,571	—		—
Stephen Franklin Smith, Trustee, Jeffrey Franklin Smith 2005 Grantor Retained Annuity Trust dated October 28, 2005(14)	19,571		—	19,571	—		—
Ares Corporate Opportunities Fund, L.P.(15)	6,729,648	(15)	—	6,533,333	196,315	(15)	*	(15)
Greenhill Capital Partners, L.P.(16)	1,450,018	(16)	—	1,450,018	—	(16)	—	(16)
Greenhill Capital Partners (Cayman), L.P.(16)	207,189	(16)	—	207,189	—	(16)	—	(16)
Greenhill Capital Partners (Executives), L.P.(16)	228,860	(16)	—	228,860	—	(16)	—	(16)
Greenhill Capital, L.P.(16)	458,415	(16)	—	458,415	—	(16)	—	(16)
Raytheon Master Pension Trust Energy(17)	433,421	(18)	—	305,521	127,900	(18)	*	(18)
State Street Research Energy & Natural Resources Hedge Fund, LLC(19)	500,590	(18)	—	299,890	200,700	(18)	*	(18)
State Street Research Small Cap Energy Fund, LLC(20)	344,183	(18)	—	228,683	115,500	(18)	*	(18)
Raytheon Company Combined DB/DC Master Trust Energy(21)	89,839	(18)	—	89,839	—	(18)	—	(18)
John D. Jacobi(2)(22)	335,246		62,500	266,699	68,547		*
Daniel A. Johnson(23)	182,732		17,500	165,232	17,500		*
Harold L. Hickey(2)(24)	348,525		90,850	254,465	94,060		*
Richard L. Hodges(25)	185,145		42,500	142,645	42,500		*
Stephen E. Puckett(2)(26)	118,144		19,125	98,834	19,310		*
Russell W. Romoser(2)(3)	125,244		18,700	100,085	25,159		*
Gary M. Nelson(2)(3)	109,584		12,850	90,085	19,499		*
Gary L. Parker(3)	92,805		10,475	82,330	10,475		*
H. Wayne Gifford(2)(3)	77,479		15,500	58,756	18,723		*
Paul B. Rudnicki(2)(27)	210,980		40,875	166,590	44,390		*
Scott E. Studdard(3)	66,832		13,250	53,582	13,250		*

Robert R. Gessner(3)	65,527	18,875	46,652	18,875	*
Tommy L. Knowles(3)	91,232	29,500	61,732	29,500	*
Jimmie L. Pulis(3)	32,766	7,175	25,591	7,175	*
Mark Wilson(28)	57,917	21,250	36,667	21,250	*
John M. Singer(3)	70,500	15,500	55,000	15,500	*
Paul W. Poole, Sr.(3)	42,492	8,825	33,667	8,825	*
Jonathan P. Shinn(2)(3)	51,493	16,075	34,984	16,509	*
J. Kelley Howard(2)(3)(29)	59,872	9,000	50,641	9,231	*
Wendy L. Piller(3)	34,803	7,425	27,378	7,425	*
Glenn L. Seitz(3)	30,124	7,325	22,799	7,325	*
Tony L. Anderson(3)	29,413	9,700	19,713	9,700	*
Edward J. Andrews(3)	22,190	7,375	14,815	7,375	*
Robert A. Crissinger(3)	53,064	15,250	37,814	15,250	*
Michael E. Butcher(3)	21,665	6,975	14,690	6,975	*
David L. Cox(3)	21,102	7,200	13,902	7,200	*
Darryl J. Kovacs(2)(3)	24,559	7,100	16,517	8,042	*
John K. Walker, III(3)	34,681	10,300	24,344	10,337	*
Randy W. Phillips(3)	27,650	7,650	20,000	7,650	*
Christopher T. Halvorson(30)	12,483	—	9,983	2,500	*
Frank R. Rotunda(3)	32,450	7,125	25,325	7,125	*
Connie D. Alberico(3)	21,427	6,575	14,841	6,586	*
Steven X. Blumer(2)(3)	25,863	7,025	16,696	9,167	*
Brett D. Sullivan	19,537	—	19,537	—	—
Victor H. Lyster(2)(3)	28,609	7,750	17,485	11,124	*
Mark Goodwin(3)(31)	28,235	7,325	20,410	7,825	*
Becky Lopez(3)	20,723	6,825	13,898	6,825	*
Judy Gillespie(3)	13,877	4,125	9,752	4,125	*
Donna Sablotny(2)(3)(32)	27,993	4,250	10,246	17,747	*
Jane S. Smith, Trustee, or her successor, of the Jane S. Smith Living Trust dated December 17, 2004(2)(33)	23,466	4,250	10,246	13,220	*
Debi D. Foster(3)	10,900	4,075	6,825	4,075	*
James W. Freeman(3)	46,073	16,075	29,998	16,075	*
Charlie Bailey(3)	11,287	2,500	8,787	2,500	*
Sharon Figueroa(3)	18,133	6,575	11,558	6,575	*
Paul Roberts(3)	10,000	—	10,000	—	—
Thomas W. Holley Revocable Trust(34)	332,616	—	332,616	—	—

Alan N. Gnutti(35)	375,983	—	230,983	145,000	*
Jeffrey D. Benjamin(36)	487,003	25,000	462,003	25,000	*
Earl E. Ellis(37)	331,847	25,000	306,847	25,000	*
Earl E. Ellis, Trustee, Earl E. Ellis 2006 Grantor Retained Annuity Trust(37)	155,156	—	155,156	—	—
Charles Humphrey(38)	465,348	—	346,475	118,873	*
The Collectors’ Fund, L.P.(39)	514,517	—	514,517	—	—
Amici Qualified Associates, L.P.(39)	240,123	—	240,123	—	—
George A. Roberts Trust (40)	115,491	—	115,491	—	—
John M. Hill(41)	189,351	—	129,351	60,000	*
Richard A. Heise, Sr. Living Trust(42)	92,393	—	92,393	—	—
Robert Belcaster(43)	194,786	—	184,786	10,000	*
Jackson Boulevard Partners(44)	700,475	—	346,475	354,000	*
Robert I. Zender(45)	185,800	—	174,786	11,014	*
K-Five Construction Corporation(46)	346,475	—	346,475	—	—
John Schmitt(47)	25,000	—	23,098	1,902	*
Michael J. Mullins(48)	34,698	—	23,098	11,600	*
Michael R. Quinlan(49)	234,786	—	184,786	50,000	*
George Renaldi(50)	265,983	—	230,983	35,000	*
Joseph A. Mermelstein, Trustee, Joseph Mermelstein Grantor Retained Annuity Trust dated November 30, 2005	1,201,113	—	1,201,113	—	—
Joseph A. Mermelstein, Trustee, Joseph Mermelstein Descendents’ Trust dated November 30, 2003	785,344	—	785,344	—	—
Marvin Mermelstein	100,000	—	100,000	—	—
Marvin S. Mermelstein, Trustee, Marvin Mermelstein Descendents’ Trust dated November 30, 2003	785,343	—	785,343	—	—

Marvin S. Mermelstein, Trustee, Marvin Mermelstein Grantor Retained Annuity Trust dated November 30, 2005	1,969,535		—	1,969,535	—		—
Chris Reither(51)	56,333		—	33,333	23,000		*
BP EXCO Holdings II LP(52)	12,804,833		—	12,804,833	—		—
BP EXCO Holdings LP(53)	388,889		—	388,889	—		—
Madeleine Pickens(54)	135,993		—	133,400	2,593		*
M & R Ventures LLC(55)	135,993		—	133,400	2,593		*
Brian T. Bradshaw(56)	8,052		—	8,000	52		*
Aleksander A. Szewczyk(57)	32,207		—	32,000	207		*
Dickie Charles Grant(58)	20,065		—	20,000	65		*
Drew A. Campbell(59)	20,065		—	20,000	65		*
Ronald Dwane Bassett(60)	18,319		—	17,800	519		*
Jay Rosser Consulting LLC(61)	13,400		—	13,400	—		—
Bryan F. Clark(62)	6,839		—	6,800	39		*
Robert L. Stillwell(63)	52,219		25,000	26,700	25,519		*
G. Michael Boswell(64)	13,659		—	13,400	259		*
Stephen M. Straty	33,000		—	33,000	—		—
Bear Growth Capital Partners, LP(65)	1,934,000	(65)	—	1,934,000	—	(65)	—	(65)
Tom Hassen	33,000		—	33,000	—		—
Raytheon Master Pension Trust #2(21)	15,537	(18)	—	15,537	—	(18)	—	(18)
Raytheon Combined DB/DC Master Trust(21)	19,655	(18)	—	19,655	—	(18)	—	(18)
Raytheon Master Pension Trust(21)	58,793	(18)	—	58,793	—	(18)	—	(18)
All Cap Energy Hedge Fund LLC(66)	39,348	(18)	—	39,348	—	(18)	—	(18)
Lucas Energy Total Return, Master Fund, L.P.(67)	1,600,000		—	1,600,000	—		—
Lucas Energy Ventures Fund I, L.P.(67)	888,890		—	888,890	—		—
Lucas Energy Total Return Partners, L.P.(67)	400,000		—	400,000	—		—
OCM Principal Opportunities Fund III, L.P.(68)	3,142,400	(68)	—	3,142,400	—	(68)	—	(68)

OCM Principal Opportunities Fund IIIA, L.P.(68)	57,600	(68)	—	57,600	—	(68)	—	(68)
Danny W. Tillett	2,666		—	2,666	—		—
Steven J. Devos	9,239		—	9,239	—		—
Walter O. Hill(69)	108,393		—	82,393	26,000		*
				49,681,417

(1)    Includes the options exercisable within 60 days shown in the option column.

(2)    Beneficial ownership columns include shares held in EXCO’s 401(k) plan as of April 9, 2007.

(3)    Selling shareholder is an employee of EXCO.

(4)    Douglas H. Miller serves as the Chairman of our Board of Directors and Chief Executive Officer.

(5)    Ted W. Eubank was our President and a director from December 1997 through October 2005. He is currently employed by us is in a non-officer capacity.

(6)    Lane Eubank is Mr. Eubank’s son. Mr. T.W. Eubank disclaims beneficial ownership of these shares.

(7)    Charles McCaskill, Jr. is Mr. Eubank’s step-son. Mr. Eubank disclaims beneficial ownership of these shares.

(8)    Renee Morales is Mr. Eubank’s daughter. Mr. Eubank disclaims beneficial ownership of these shares.

(9)    Ashley Scheer is Mr. Eubank’s daughter. Mr. Eubank disclaims beneficial ownership of these shares.

(10)  J. Douglas Ramsey, Ph.D. serves as our Vice President, Chief Financial Officer and Treasurer.

(11)  Includes 57,213 shares held by Sterling Trust Company, as custodian for the benefit of J. Douglas Ramsey.

(12)  Dr. Ramsey holds a 97.2% limited partnership interest. Dr. Ramsey serves as President of Mystere Management Company, LLC, the general partner of Mystere Limited Partnership. Dr. Ramsey and Mystere Management Company, LLC share voting and investment control over these shares.

(13)  Charles R. Evans served as our Chief Operating Officer from December 2000 until October 2005. He currently serves as one of our Vice Presidents.

(14)  Stephen F. Smith serves as the Vice Chairman of our Board of Directors and President.

(15)  ACOF Management L.P. (“ACOF Management”) is the general partner of Ares Corporate Opportunities Fund, L.P. (“ACOF”). ACOF Operating Manager, L.P. (“ACOF Operating”) is the general partner of ACOF Management and the manager of ACOF. Ares Inc. is the general partner of ACOF Operating. Ares Management LLC (“Ares Management”) indirectly owns 100% of the limited partnership interests of ACOF Operating. Ares Partners Management Company, LLC (“Ares Partners”), directly or indirectly owns all of the outstanding capital stock of Ares Inc. and Ares Management. Each of the members of Ares Partners has the right to receive dividends in respect of the sale of investments by the entities named above, in accordance with their membership interests in Ares Partners. Under applicable law, certain of these members and their respective spouses (where applicable) may be deemed to be beneficial owners having indirect ownership of the securities owned of record by the ACOF Investors by virtue of such status. Each of the entities named above (other than the ACOF Investors) and the members of Ares Partners and their respective spouses (where applicable) disclaim beneficial ownership of all securities reported herein. Jeffrey S. Serota is a Managing Director of Ares and became one of our directors on March 30, 2007. Mr. Serota previously served as a director of EXCO Resources and EXCO Holdings from July 2003 until October 2005.

Includes common stock issuable upon conversion of 373 shares of Convertible Preferred Stock held by ACOF. Does not include common stock issuable upon conversion of 1,542 shares of Hybrid Preferred Stock held by ACOF and 2,552 shares of Convertible Preferred Stock and 10,533 shares of Hybrid Preferred Stock held by other entities affiliated with ACOF (the “Ares Entities”). If common stock issuable upon conversion of the Hybrid Preferred Stock held by ACOF is included, the number of shares beneficially owned would be 7,541,226, the number of shares beneficially owned after the offering would be 1,007,893 and the percent of shares beneficially owned after the offering would be 1.0%. In the aggregate for all the Ares Entities, (i) if the common stock issuable upon conversion of the Convertible Preferred Stock is included, the number of shares beneficially owned would be 8,072,806, the number of shares beneficially owned after the offering would be 1,539,473 and the percent of shares beneficially owned after the offering would be 1.5% and (ii) if the common stock issuable upon conversion of the Convertible Preferred Stock and the Hybrid Preferred Stock is included, the number of shares beneficially owned would be 14,428,069, the number of shares beneficially owned after the offering would be 7,894,736 and the percent of shares beneficially owned after the offering would be 7.0%.

Also includes 12,500 shares of our common stock, which represents the vested portion of stock options to acquire 50,000 shares of our common stock which were issued to one of our directors, Jeffrey Serota, as an initial grant pursuant to the Amended and Restated 2007 Director Plan of EXCO Resources, Inc. upon becoming one of our directors in March 2007. These stock options are held by Mr. Serota for the benefit of Ares Management and certain funds managed by or affiliated with Ares Management (collectively, the “Ares Entities”). Pursuant to the policies of the Ares Entities, Mr. Serota holds these stock options as a nominee for the sole benefit of the Ares Entities and has assigned all economic, pecuniary and voting rights to the Ares Entities. Mr. Serota disclaims beneficial ownership of these securities.

(16)  By virtue of their ownership and positions as Senior Members of GCP 2000, LLC and as Managing Directors of Greenhill Capital Partners, LLC, which control the general partners of Greenhill Capital Partners, L.P. and its affiliated investment funds, Scott L. Bok, Robert F. Greenhill and Robert H. Niehaus may be deemed to beneficially own these shares. In addition, GCP Managing Partner, L.P. and GCP, L.P., the general partners of Greenhill Capital Partners, L.P. and its affiliated investment funds (the “Greenhill Entities”), as well as Greenhill Capital Partners, LLC and GCP 2000, LLC, which control the general partners, and Greenhill & Co., Inc., the sole member of Greenhill Capital Partners, LLC, may be deemed to beneficially own these shares. Each of Messrs. Greenhill, Bok and Niehaus disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

Does not include common stock issuable upon conversion of 1,463 shares of Convertible Preferred Stock and 6,037 shares of Hybrid Preferred Stock held by other Greenhill Entities. In the aggregate for all the Greenhill Entities, (i) if common stock issuable upon conversion of the Convertible Preferred Stock is included, the number of shares beneficially owned would be 3,114,482, the number of shares beneficially owned after the offering would be 770,000 and the percent of shares beneficially owned after the offering would be less than 1% and (ii) if common stock issuable upon conversion of the Convertible Preferred Stock and the Hybrid Preferred Stock is included, the number of shares beneficially owned would be 6,291,850, the number of shares beneficially owned after the offering would be 3,947,368 and the percent of shares beneficially owned after the offering would be 3.6%.

(17)  Beneficial ownership columns include 127,900 shares purchased in the open market. Mellon Trust of New England, N.A. serves as trustee for the trust and has the power to vote and dispose of the securities held by such trust upon the direction of the trust’s investment advisor, State Street Research & Management Company. Dan Rice is the Managing Director of State Street Research & Management Company.

(18)  Does not include common stock issuable upon conversion of 1,465 shares of Convertible Preferred Stock and 6,035 shares of Hybrid Preferred Stock owned by other affiliated entities. In the aggregate together with all affiliated entities, (i) if common stock issuable upon conversion of the Convertible Preferred Stock is included, the number of shares beneficially owned would be 2,272,418, the number of shares beneficially owned after the offering would be 1,215,152 and the percent of shares beneficially owned after the offering would be 1.2% and (ii) if common stock issuable upon conversion of the Convertible Preferred Stock and the Hybrid Preferred Stock is included, the number of shares beneficially owned would be 5,448,733, the number of shares beneficially owned after the offering would be 4,391,467 and the percent of shares beneficially owned after the offering would be 4.1%.

(19)  Beneficial ownership columns include 200,700 shares purchased in the open market. State Street Research & Management Company is the investment advisor for this affiliated fund and has the power to vote and dispose of the securities held by this fund. Dan Rice is the Managing Director of State Street Research & Management Company.

(20)  Beneficial ownership columns include 115,500 shares purchased in the open market. State Street Research & Management Company is the investment advisor for this affiliated fund and has the power to vote and dispose of the securities held by this fund. Dan Rice is the Managing Director of State Street Research & Management Company.

(21)  Mellon Trust of New England, N.A. serves as trustee for the trust and has the power to vote and dispose of the securities held by such trust upon the direction of the trust’s investment advisor, State Street Research & Management Company. Dan Rice is the Managing Director of State Street Research & Management Company.

(22)  John D. Jacobi serves as one of our Vice Presidents.

(23)  Daniel A. Johnson serves as one of our Vice Presidents.

(24)  Harold L. Hickey serves as our Vice President and Chief Operating Officer.

(25)  Richard L. Hodges serves as one of our Vice Presidents.

(26)  Stephen E. Puckett serves as one of our Vice Presidents.

(27)  Paul B. Rudnicki serves as one of our Vice Presidents.

(28)  Mark E. Wilson serves as our Chief Accounting Officer, Controller and one of our Vice Presidents.

(29)  Includes shares held by Citigroup Global Markets Inc. as custodian for Mr. Howard’s IRA.

(30)  Beneficial ownership columns include 2,500 shares purchased in the open market. Christopher T. Halvorson is a former employee of EXCO.

(31)  Beneficial ownership columns include 500 shares purchased in the open market.

(32)  Beneficial ownership columns include 2,800 shares purchased in the open market.

(33)  Jane S. Smith is an employee of EXCO. Beneficial ownership columns include 300 shares purchased on the open market by Jane Smith in her individual capacity. Beneficial ownership columns and option column include 4,250 shares subject to vested stock options held by Jane Smith in her individual capacity.

(34)  Thomas W. Holley, as Trustee, has voting and investment control over the shares held by Thomas W. Holley Revocable Trust.

(35)  Beneficial ownership columns include 145,000 shares purchased in the open market by immediate family members and other entities affiliated with Mr. Gnutti.

(36)  Jeffrey D. Benjamin serves as a member of our Board of Directors.

(37)  Earl E. Ellis serves as a member of our Board of Directors.

(38)  Beneficial ownership columns include 118,873 shares purchased in the open market.

(39)  By virtue of their controlling ownership and positions as Managing Members of CF Advisors, LLC, the General Partner of Amici Qualified Associates, L.P. and The Collectors’ Fund, L.P., Paul E. Orlin and A. Alex Porter may be deemed to beneficially own these shares. Each of Messrs. Orlin and Porter expressly disclaim beneficial ownership of the shares owned by Amici Qualified Associates, L.P. and The Collectors’ Fund, L.P. except to the extent of his pecuniary interest therein.

(40)  George A. Roberts, as Trustee, has voting and investment control over the shares held by George A. Roberts Trust.

(41)  Beneficial ownership columns include 60,000 of the 260,000 shares purchased in the open market by PAS Capital, LP (“PAS”), an entity controlled by Mr. Hill’s son. By virtue of Mr. Hill’s equity interest in PAS, he may be deemed to have beneficial ownership of 60,000 of the 260,000 shares owned by PAS. Mr. Hill expressly disclaims beneficial ownership of the shares owned by PAS except for his pecuniary interest therein.

(42)  Richard A. Heise, Sr., as Trustee, has voting and investment control over the shares held by Richard A. Heise, Sr. Living Trust.

(43)  Beneficial ownership columns include 10,000 shares purchased in the open market.

(44)  Beneficial ownership columns include 264,000 shares purchased in the open market by Jackson Boulevard Equities, L.P. (“JBE”) and 90,000 shares purchased in the open market by Jackson Financial Fund, L.P. (“JFF”), each of which are entities managed by Jackson Boulevard Capital Management, Ltd. (“CAPITAL”). Paul Duggan, a partner in Jackson Boulevard Partners, is also a shareholder in CAPITAL and an investor in JBE and JFF. By virtue of Mr. Duggan’s equity interest in CAPITAL, he may be deemed to have beneficial ownership of the 354,000 shares owned by JBE and JFF. Mr. Duggan expressly disclaims beneficial ownership of the shares managed by CAPITAL and owned by JBE and JFF except for his pecuniary interest therein.

(45)  Beneficial ownership columns include 2,814 shares purchased in the open market and 8,200 shares held directly by Mr. Zender’s wife, Cynthia S. Zender.

(46)  K-FAM Limited Partnership (“K-FAM LP”) is the sole shareholder of K-Five Construction Corporation. K-FAM Limited Liability Company (“K-FAM LLC”) is the general partner of K-FAM LP. By virtue of their equity interests in K-FAM LLC, George Krug, Jr., Robert W. Krug, Josephine M. Krug and William J. Krug share voting and investment control over K-FAM LLC. Each of George Krug, Jr., Robert W. Krug, Josephine M. Krug and William J. Krug expressly disclaims beneficial ownership of these shares, except to the extent of each of their pecuniary interests therein.

(47)  Beneficial ownership columns include 1,902 shares purchased in the open market.

(48)  Beneficial ownership columns include 11,600 shares purchased in the open market.

(49)  Beneficial ownership columns include 50,000 shares purchased in the open market.

(50)  Beneficial ownership columns include 35,000 shares purchased in the open market by Westex Inc., an entity controlled by Mr. Renaldi.

(51)  Beneficial ownership columns include 23,000 shares purchased in the open market.

(52)  Boone Pickens, who serves as a member of our Board of Directors, is the controlling member of BP EXCO Holdings GP, LLC, the general partner of BP EXCO Holdings II LP. Mr. Pickens is also the sole limited partner of BP EXCO Holdings II LP.

(53)  Mr. Pickens is the controlling member of BP EXCO Holdings GP, LLC, the general partner of BP EXCO Holdings LP.

(54)  Madeleine Pickens is Mr. Pickens’s wife. Beneficial ownership columns include 2,593 shares that are beneficially owned by Ms. Pickens as a result of her limited partnership interest in BP EXCO Holdings LP.

(55)  Beneficial ownership columns include 2,593 shares that are beneficially owned by M & R Ventures as a result of its limited partnership interest in BP EXCO Holdings LP. James M. Holder and his wife, Robbie A. Holder, own 100% of the membership interests of M & R Ventures and therefore share voting and investment control over the shares held by M & R Ventures.

(56)  Beneficial ownership columns include 52 shares that are beneficially owned by Mr. Bradshaw as a result of his limited partnership interest in BP EXCO Holdings LP.

(57)  Beneficial ownership columns include 207 shares that are beneficially owned by Mr. Szewczyk as a result of his limited partnership interest in BP EXCO Holdings LP.

(58)  Beneficial ownership columns include 65 shares that are beneficially owned by Mr. Grant as a result of his limited partnership interest in BP EXCO Holdings LP.

(59)  Beneficial ownership columns include 65 shares that are beneficially owned by Mr. Campbell as a result of his limited partnership interest in BP EXCO Holdings LP.

(60)  Beneficial ownership columns include 519 shares that are beneficially owned by Mr. Bassett as a result of his limited partnership interest in BP EXCO Holdings LP.

(61)  Shares have been pledged as collateral to secure indebtedness owed to Mr. Pickens. Jay Rosser, as sole member, has voting and investment control over the shares held by Jay Rosser Consulting LLC.

(62)  Beneficial ownership columns include 39 shares that are beneficially owned by Mr. Clark as a result of his limited partnership interest in BP EXCO Holdings LP.

(63)  Robert L. Stillwell serves as a member of our Board of Directors. Beneficial ownership columns include 519 shares that are beneficially owned by Mr. Stillwell as a result of his limited partnership interest in BP EXCO Holdings LP.

(64)  Beneficial ownership columns include 259 shares that are beneficially owned by Mr. Boswell as a result of his limited partnership interest in BP EXCO Holdings LP.

(65)  Bear Growth Capital Partners, LP (“Bear Growth”) is an affiliate of The Bear Stearns Companies Inc. (“TBSCI”), which is the parent company of Bear, Stearns & Co. Inc., an investment banking and securities trading and brokerage firm (“Bear Stearns”). By virtue of its acting as General Partner of Bear Growth TBSCI may be deemed to beneficially own these shares, as to which TBSI disclaims beneficial ownership except to the extent of its pecuniary interest therein. Does not include 33,000 shares beneficially owned by Stephen M. Straty and 33,000 shares beneficially owned by Tom Hassen, both Senior Managing Directors of Bear Stearns, as to which Bear Growth and TBSCI disclaim beneficial ownership.

Does not include common stock issuable upon conversion of 975 shares of Convertible Preferred Stock and 4,025 shares of Hybrid Preferred Stock held by Bear Stearns. In the aggregate for Bear Growth together with Bear Stearns, (i) if common stock issuable upon conversion of the Convertible Preferred Stock is included, the number of shares beneficially owned would be 2,447,157, the number of shares beneficially owned after the offering would be 513,157 and the percent of shares beneficially owned after the offering would be less than 1% and (ii) if common stock issuable upon conversion of the Convertible Preferred Stock and the Hybrid Preferred Stock is included, the number of shares beneficially owned would be 4,565,578, the number of shares beneficially owned after the offering would be 2,631,578 and the percent of shares beneficially owned after the offering would be 2.5%.

(66)  State Street Research & Management Company is the investment advisor for this affiliated fund and has the power to vote and dispose of the securities held by this fund. Dan Rice is the Managing Director of State Street Research & Management Company.

(67)  Lucas Energy Ventures Fund I, L.P. and Lucas Energy Total Return Master Fund, L.P. are affiliates of Lucas Energy Total Return Partners, L.P. Lucas Capital Management, LLC (“LCM”), 328 Newman Springs Road, Red Bank, New Jersey 07701, is the Investment Manager of Lucas Energy Ventures Fund I, L.P., Lucas Energy Total Return Partners, L.P., and Lucas Energy Total Return Master Fund, L.P. Principals of LCM are managing members of the general partner of the funds, and have the power to vote and dispose of the securities held by the funds.

(68)  c/o Oaktree Capital Management, LLC, 333 S. Grand Ave., 28th Floor, Los Angeles, California 90071. Oaktree Capital Management, LLC (“Oaktree”) is the investment manager of OCM Principal Opportunities Fund III, L.P. and OCM Principal Opportunities Fund IIIA, L.P (collectively, the “Funds”) and managing member of OCM Principal Opportunities Fund III GP, LLC, the general partner of the Funds. By virtue of its relationship to the Funds, Oaktree may be deemed to have beneficial ownership of the shares owned by the Funds. Oaktree is a limited liability company managed by an executive committee, the members of which are Howard S. Marks, Bruce A. Karsh, Sheldon M. Stone, D. Richard Masson, Larry W. Keele, Stephen A. Kaplan, John B. Frank, David Kirchheimer and Kevin L. Clayton. Each such person disclaims beneficial ownership of the securities listed, except to the extent of any pecuniary interest therein. Vincent J. Cebula is a Managing Director of Oaktree and served as a member of our Board of Directors from July 2003 until October 3, 2005. During his directorship, Mr. Cebula served as the chairman of the Audit Committee. Mr. Cebula was reappointed to our board of directors on March 30, 2007.

Does not include common stock issuable upon conversion of 11,700 shares of Convertible Preferred Stock and 48,300 shares of Hybrid Preferred Stock held by other entities affiliated with Oaktree. In the aggregate for all entities affiliated with Oaktree, (i) if common stock issuable upon conversion of the Convertible Preferred Stock is included, the number of shares beneficially owned would be 9,357,894, the number of shares beneficially owned after the offering would be 6,157,894 and the percent of shares beneficially owned after the offering would be 5.6% and (ii) if common stock issuable upon conversion of the Convertible Preferred Stock and the Hybrid Preferred Stock is included, the number of shares beneficially owned would be 34,778,946, the number of shares beneficially owned after the offering would be 31,578,946 and the percent of shares beneficially owned after the offering would be 23.3%.

Includes 12,500 shares which represent the vested portion of a stock option to purchase 50,000 shares of our common stock issued to Mr. Cebula, a Managing Director of Oaktree, as an initial grant upon becoming one of our directors in March 2007 pursuant to the Amended and restated 2007 Director Plan of EXCO Resources, Inc. This stock option is held directly by Mr. Cebula for the benefit of the Oaktree Funds. Pursuant to the policies of Oaktree, Mr. Cebula must hold this stock option on behalf of and for the sole benefit of the Oaktree Funds and has assigned all economic, pecuniary, and voting rights to the Oaktree Funds. Mr. Cebula disclaims beneficial ownership of these securities, except to the extent of any indirect pecuniary interest therein.

(69)  Beneficial ownership columns include 26,000 shares purchased in the open market.

*      Less than 1%

Registration rights of selling shareholders

The selling shareholders have registration rights pursuant to a registration rights agreement entered into on October 3, 2005. A total of 50,388,889 shares of common stock is currently covered by this agreement. In addition, any shares of our common stock acquired in the future by the holders of registrable securities under the registration rights agreement will be covered by the agreement. The registration statement, of which this prospectus forms a part, is filed in accordance with the registration rights agreement. The registration rights agreement is described below.

Registrations.   Pursuant to the registration rights agreement, following the initial public offering of our stock, all holders of unregistered shares of our common stock who are subject to the registration rights agreement can require us to register their shares in certain circumstances. In addition, at any time that we file a registration statement registering other shares, the holders of shares subject to the registration rights agreement can require that we include their shares in such registration statement, subject to certain exceptions.

At any time on or after 180 days after the completion of our initial public offering (which occurred on February 14, 2006), any holder of unregistered shares of our common stock who is party to the registration rights agreement may request that we register up to one-third of the holder’s registrable securities in a resale registration statement. At any time on or after 365 days after the completion of our initial public offering, any holder of registrable securities may again require us to register up to an additional one-third of the holder’s registrable securities initially covered by the registration rights agreement in the same manner as the initial resale registration was made. A similar demand right will be invocable by any holder with respect to its remaining registrable securities commencing 540 days after completion of our initial public offering. Upon any such request for registration, we would then be required to give notice of the requested registration to all other holders of registrable securities to allow such other holders to register up to one-third of their registrable securities on the same registration statement. Following our initial public offering, we may request in writing that J.P. Morgan Securities Inc. waive the registration waiting periods and registration volume limitations on resale registrations described in this paragraph. Upon or without such a request, J.P. Morgan Securities Inc., in its sole discretion and based upon its evaluation of market conditions, the historical trading activity and liquidity of our common shares and other considerations it deems relevant, may waive continued application of the registration waiting periods and registration volume limitations described in this paragraph. We requested that J.P. Morgan Securities Inc. waive the waiting period for the last one-third tranche of restricted shares with the effect of permitting us to register both the second and third tranche of restricted shares after February 14, 2007. On January 11, 2007, J.P. Morgan Securities Inc. granted this waiver. This registration statement covers the resale of the remaining restricted shares subject to the registration rights agreement. It also covers unsold shares from the first one-third tranche of restricted shares that were initially registered under a registration statement on Form S-1 (No. 333-139568). Such unsold shares have been deregistered hereby from such registration statement on Form S-1.

If we at any time or from time to time propose to register any of our securities under the Securities Act, other than in an initial public offering or registrations on Form S-4 or Form S-8, then all holders of shares of our common stock subject to the registration rights agreement, if such shares have not been previously registered, will be entitled to piggyback registration rights, allowing them to have their shares included in the registration. These piggyback registrations are subject to delay or termination of the registration in certain circumstances.

Postponements and limitations.   Under certain circumstances, we may postpone a registration if our board of directors determines in good faith that effecting such a registration or continuing the disposition of common stock would have a material adverse effect on us, or would not be in our best interests. Furthermore, the underwriters of the registration may, subject to certain limitations, limit the number of shares included in the registration.

Founders common stock.   The registration rights agreement provides, until the third anniversary of the registration rights agreement, that the holders of our common stock representing common stock of Holdings II issued prior to the merger of Holdings II with and into EXCO Holdings, or the founders, may only resell their common stock pursuant to an effective registration statement covering the resale of such founder’s shares and may not resell their shares pursuant to Rule 144 or any other exemption from registration or otherwise.

Amendments and waivers.   The provisions of the registration rights agreement may not be amended, terminated or waived without the written consent of us, of holders of a majority of the shares then held by the outside investors and holders of a majority of the shares then held by the management investors.

Holdback arrangements.   Upon entering into the registration rights agreement, each holder of registrable securities agreed that, at the request of the sole or lead managing underwriter in an underwritten offering, it would not make any short sale of, loan, grant any option for the purchase of or effect any public sale or distribution, including a sale pursuant to Rule 144 under the Securities Act, of any registrable securities during the five days prior to, and the time period (up to 90 days) requested by the underwriter following an underwritten offering. The holders of registrable securities have been subject to these restrictions for 180 days following the effective date of the registration statement filed with respect to our initial public offering.

Plan of distribution

The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, resell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

•       ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•       block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•       purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•       an exchange distribution in accordance with the rules of the applicable exchange;

•       privately negotiated transactions;

•       short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•       through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•       broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•       a combination of any such methods of sale; and

•       any other method permitted pursuant to applicable law.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

Legal matters

The validity of the shares of common stock offered hereby has been passed upon for us by William L. Boeing, our Vice President, General Counsel and Secretary. On April 5, 2006, we awarded a ten-year stock option for the purchase of 500,000 shares at $12.36 per share to Mr. Boeing. This option vests in four equal annual installments beginning on April 5, 2006. On

December 1, 2006, we granted to Mr. Boeing a ten-year stock option for the purchase of 26,200 shares at $14.62 per share. This option vests in four equal annual installments beginning on December 1, 2006.

Experts

The financial statements for the year ended December 31, 2006 incorporated in this prospectus by reference to the Annual Report on Form 10-K of EXCO Resources, Inc. for the year ended December 31, 2006 have been so incorporated in reliance on the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheets of ONEOK Energy Resources Company and subsidiaries as of December 31, 2004 and 2003, the related consolidated statement of income, shareholder’s equity and comprehensive income and cash flows for each of the years then ended and for the period from January 1, 2005 through September 26, 2005 and the consolidated financial statements of TXOK Acquisition, Inc. and subsidiaries as of December 31, 2005 and for the period from September 16, 2005 (date of inception) through December 31, 2005, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003 consolidated financial statements of ONEOK Energy Resources Company refers to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.

The statements of revenues and direct operating expenses of the Winchester Energy Company Properties (Winchester Properties) for the years ended December 31, 2004 and 2005, and the nine months ended September 30, 2006, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements as of December 31, 2005 and for the period from October 3, 2005 to December 31, 2005 incorporated in this Prospectus by reference to the Annual Report on Form 10-K of EXCO Resources, Inc. (Successor Company) for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, (which includes an explanatory paragraph related to accounting for transactions between entities under common control) given on the authority of said firm as experts in auditing and accounting.

The financial statements for the year ended December 31, 2004 and for the period from January 1, 2005 to October 2, 2005 incorporated in this Prospectus by reference to the Annual Report on Form 10-K of EXCO Resources, Inc. (Predecessor Company) for the year ended December 31, 2006 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, (which includes an explanatory paragraph related to accounting for transactions between entities under common control) given on the authority of said firm as experts in auditing and accounting.

On March 5, 2007, we entered into an agreement with PricewaterhouseCoopers LLP, or PWC, our former independent registered public accounting firm, pursuant to which we agreed to indemnify PWC for the payments of all legal costs and expenses incurred in PWC’s successful defense of any legal action or proceeding that may arise as a result of inclusion of PWC’s previous audit report on our past financial statements in this Registration Statement on Form S-3. The agreement also provides that this indemnification provision will be void, and any amounts paid to PWC pursuant to this indemnification will be returned to us in the event there is court adjudication that PWC is liable for professional malpractice.

Independent petroleum engineers

Lee Keeling and Associates, Inc., independent petroleum engineers, Tulsa, Oklahoma, prepared the Proved Reserves estimates with respect to all of our properties included in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference in this prospectus and elsewhere in the registration statement in reliance upon the authority of said firm as experts in petroleum engineering.

Prospectus Supplement No. 1

(To Prospectus dated April 25, 2007)

49,681,417 shares

EXCO Resources, Inc.

Common Stock

This supplement to the prospectus, dated April 25, 2007 (together with any supplements or amendments thereto, the “Prospectus”), relates to the resale by certain shareholders of 49,681,417 shares of common stock of EXCO Resources, Inc.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

The information appearing below updates and amends the information in the table under the heading “Selling Shareholders” in the Prospectus. Because the selling shareholder may resell all or part of his shares, no estimates can be given as to the number of shares of common stock that will be held by the selling shareholder upon termination of any offering made hereby. For purposes of the table below, however, we have assumed that after termination of this offering none of the shares covered by this prospectus will be held by the selling shareholder.

	Shares beneficially owned prior to offering
		Options Exercisable within 60	Number of shares being	Shares beneficially owned after the offering
Name and address of selling shareholder	Number(1)	days	offered	Number(1)	Percent
Thomas Boone Pickens, Jr.(70)	12,829,833	25,000	12,804,833	25,000	—

(1)            Includes the options exercisable within 60 days shown in the option column.

(70)      All information with respect to share ownership has been furnished by or on behalf of the selling shareholder and is as of June 22, 2007. Mr. Pickens serves as a member of our Board of Directors. Mr. Pickens also has other relationships with us, which are described under “Certain Relationships and Related Transactions, and Director Independence” in our Amendment No. 1 on Form 10-K/A for the fiscal year ended December 31, 2006 and in the other documents incorporated by reference herein. Percent ownership is based upon 104,308,965 shares of common stock outstanding on May 10, 2007.

This investment involves risks. These risks are described under the caption “Risk Factors” beginning on page 3 of the Prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 25, 2007.

P-i

3,250,000 Shares

Common stock

Prospectus supplement

JPMorgan

The date of this prospectus supplement is September 6, 2007.